 Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
(Rule 14a-101)
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Revised Materials

Soliciting Material Under Rule 14a-12

QUANTA CAPITAL HOLDINGS LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPPLEMENT

OFFER TO PURCHASE	PROXY STATEMENT
Any and All 10.25% Series A Preferred Shares of Quanta Capital Holdings Ltd. $22.50 Net Per Share	Special General Meeting of Holders of Preferred Shares August 10, 2007

THE TENDER OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, AUGUST 10, 2007, UNLESS EXTENDED.

On July 11, 2007, QCH Acquisition Ltd. (‘‘Purchaser’’), an exempted company limited by shares incorporated in Bermuda and a wholly-owned subsidiary of Quanta Capital Holdings Ltd. (‘‘Quanta’’), an exempted company limited by shares incorporated in Bermuda as a holding company, distributed an Offer to Purchase and Proxy Statement (the ‘‘Original Offer to Purchase’’) and a related Letter of Transmittal (the ‘‘Original Letter of Transmittal’’), in connection with its tender offer to purchase any and all 10.25% Series A Preferred Shares, par value $0.01 per share, of Quanta (the ‘‘Preferred Shares’’) at a price of $21.50 net per share in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth therein.

Purchaser by this supplement (the ‘‘Supplement,’’ and together with the Original Offer to Purchase, the ‘‘Offer to Purchase’’), amends and supplements the Original Offer to Purchase. The Original Offer to Purchase, this Supplement and related amended Letter of Transmittal (the ‘‘Amended Letter of Transmittal,’’ and together with the Original Letter of Transmittal, the ‘‘Letter of Transmittal’’), as each may be further amended and supplemented from time to time, constitute the tender offer.

Purchaser has increased the price at which you may tender your Preferred Shares to $22.50 net per share in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal.

In connection with the tender offer by Purchaser, Quanta’s board of directors is soliciting from the holders of record of Preferred Shares as of July 10, 2007 (the ‘‘record date’’), proxies to vote in favor of a proposal to amend Quanta’s Certificate of Designation of the Preferred Shares to remove a provision that would permit holders of Preferred Shares to elect two members to Quanta’s board of directors. The special general meeting of holders of Preferred Shares (the ‘‘meeting’’) is scheduled to be held on Friday, August 10, 2007, at 6:30 p.m. (local time), at the Sheraton Gateway Hotel, Pearson International Airport, Terminal 3, Toronto, Ontario, Canada

Unless waived, the tender offer is conditioned upon, among other things, the approval of the proposed amendment by a majority of the votes cast in person or by proxy at the meeting and upon the tender of at least a majority of the issued Preferred Shares. If the proposed amendment is approved by the holders of the Preferred Shares, however, the amendment will only take effect upon the consummation of the tender offer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS ANY SUCH COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. ADDITIONALLY, THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE BERMUDA MONETARY AUTHORITY AND THE AUTHORITY DOES NOT ACCEPT RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED IN THIS DOCUMENT.

Dealer-Manager and Co-Solicitation Agent

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

The date of this Supplement is July 19, 2007, and it is first being mailed on or about July 20, 2007.

IMPORTANT

You may vote only if you were the holder of record of Preferred Shares as of the record date. If you acquire any Preferred Shares after the record date, you may tender those Preferred Shares, but you may not vote them unless you obtain an irrevocable proxy from the holder who held those shares as of the record date.

Any holder of Preferred Shares desiring to tender all or any portion of such holder’s Preferred Shares should either (i) complete and manually sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it (or a facsimile thereof) together with the certificate(s) evidencing tendered Preferred Shares, and any other required documents, to the depositary or tender such shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase or (ii) request such holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Any holder whose Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Preferred Shares.

A holder who desires to tender Preferred Shares and whose certificates evidencing such Preferred Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for guaranteed delivery set forth in the Offer to Purchase.

Questions or requests for assistance may be directed to the information agent at its address and telephone numbers, or the dealer-manager at its telephone number, in each case, as set forth on the back cover of this Supplement. Requests for additional copies of this Supplement, the Original Offer to Purchase, the Letter of Transmittal and the notice of guaranteed delivery may be directed to the information agent, and copies will be furnished promptly at Purchaser’s expense. Holders of Preferred Shares may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the tender offer.

THIS SUPPLEMENT, THE ORIGINAL OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE TENDER OFFER OR THE PROPOSED AMENDMENT.

ii

Except as otherwise set forth in this Supplement or the Amended Letter of Transmittal, the terms and conditions set forth in the Original Offer to Purchase and Original Letter of Transmittal, as amended or supplemented from time to time, remain applicable in all respects to the tender offer. To the extent that any information or revision contained in this Supplement is inconsistent with the information in the Original Offer to Purchase, the information and revisions in this Supplement shall control.

Holders of Preferred Shares should read the Original Offer to Purchase in conjunction with this Supplement in considering whether to tender their Preferred Shares. Capitalized terms that we use in this Supplement but do not define have the meanings we assigned to them in the Original Offer to Purchase.

All references to the ‘‘Purchase Price’’ in the Offer to Purchase shall mean $22.50 net per share in cash (subject to applicable withholding taxes), without interest.

The following amendments and supplements to the information contained in the Original Offer to Purchase are keyed to the headings in the Original Offer to Purchase.

SUMMARY TERM SHEET

•	The following questions and answers are added:

Why are you sending this Supplement?

There have been developments relating to the tender offer since July 11, 2007. We have increased the price per share we are offering to pay for the Preferred Shares from $21.50 to $22.50 net per share in cash (subject to applicable withholding taxes), without interest. We are sending you this Supplement to offer you the higher price per share.

If I already tendered my Preferred Shares, do I have to do anything now?

No. Shares previously tendered pursuant to the Original Offer to Purchase and the Original Letter of Transmittal and any amendments to those documents, and not withdrawn, constitute valid tenders for purposes of the offer. Therefore, holders of Preferred Shares who have validly tendered and not withdrawn their shares are not required to take any further action with respect to such shares in order to receive the increased tender offer price if shares are accepted for payment and paid for by us pursuant to the tender offer, except as may be required by the guaranteed delivery procedure if that procedure was utilized. See ‘‘Terms of the Tender Offer; Procedure for Tendering Shares’’ in the Offer to Purchase.

Does this Supplement change the date and time of the special general meeting of holders of Preferred Shares or any proposal to be voted on at the meeting?

No. As set forth in the Original Offer to Purchase, the special general meeting of holders of Preferred Shares will be held on Friday, August 10, 2007, at 6:30 p.m. (local time), at the Sheraton Gateway Hotel, Pearson International Airport, Terminal 3, Toronto, Ontario, Canada. At the special general meeting, holders of Preferred Shares will be voting on the proposals described in the Original Offer to Purchase.

What is the market value of my Preferred Shares as of a recent date of this revised offer?

On June 1, 2007, the last trading day before we announced the tender offer, the closing price of the Preferred Shares on the Nasdaq Global Market was $17.57 per share. On July 18, 2007, the closing price of the Preferred Shares was $21.99 per share. See ‘‘Price Range of Shares; Dividends’’ in the Offer to Purchase.

Is the revised offer changing the time I have to tender my Preferred Shares in the tender offer?

No. We are not extending the tender offer for the Preferred Shares by filing this Supplement or otherwise changing the length of time the tender offer will remain open. Therefore, you may continue to tender your Preferred Shares any time before the tender offer expires as described in the Original Offer to Purchase. The tender offer remains scheduled to expire at 12:00 midnight, New York City time, on Friday, August 10, 2007, unless extended, which we refer to as the expiration date. See ‘‘Terms of the Tender Offer—Expiration Date; Extension of Tender Period’’ in the Offer to Purchase.

Can I still withdraw previously tendered Preferred Shares?

Yes. You may withdraw tendered Preferred Shares any time before the expiration date. Withdrawing tendered Preferred Shares will not affect your proxy regarding the proposed amendment. See ‘‘Terms of the Tender Offer—Withdrawal Rights’’ in the Offer to Purchase.

Who can I talk to if I have questions about the tender offer or the proxy solicitation?

If you have questions about the tender offer or the proxy solicitation you may call:

–	Friedman, Billings, Ramsey & Co., Inc. at (703) 875-1499 or (866) 779-4943 (toll free) with questions regarding the terms of the tender offer; or

–	Georgeson Inc. at (888) 605-7527 (toll free) with questions regarding how to submit your proxy, attend the meeting, tender your Preferred Shares or to request additional copies of this document, the letter of transmittal or other documents related to the tender offer or the proxy solicitation.

Friedman, Billings, Ramsey & Co., Inc. is acting as dealer-manager for the tender offer, and as co-solicitation agent for the proxy solicitation. The Bank of New York is acting as depositary for the tender offer, and Georgeson Inc. is acting as information agent for the tender offer and co-solicitation agent for the proxy solicitation. See the back cover of this document for additional information about the dealer-manager/co-solicitation agent, the depositary and the information agent/co-solicitation agent.

•	The following question and answer is amended and restated in its entirety to read as follows:

‘‘How much is Purchaser offering to pay and what is the form of payment?

$22.50 per share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this document and the Letter of Transmittal. See ‘‘Terms of the Tender Offer’’ in the Offer to Purchase.’’

SPECIAL FACTORS

•	The Section entitled ‘‘Background of the Tender Offer’’ is hereby amended by inserting the following paragraph at the end of such Section as a new paragraph:

‘‘On July 19, 2007, the special committee of the board of directors of Quanta met to discuss various matters relating to the tender offer. At this meeting, the special committee discussed the purchase price for the Preferred Shares in the tender offer. After further review and evaluation of the information originally provided by FBR in its May 23, 2007 presentation and the factors listed below under ‘‘Fairness,’’ the special committee determined to increase the purchase price from $21.50 net per share to $22.50 net per share in the tender offer.’’

•	The first sentence of the first paragraph of the Section entitled ‘‘Fairness; Substantive Fairness for Tendering Holders of Preferred Shares’’ is hereby amended as follows:

‘‘After further reviewing and evaluating the information provided by FBR in its presentation and considering the factors listed below, the special committee of the board of directors of Quanta determined to increase the purchase price in the tender offer from $21.50 net per share to $22.50 net per share.’’

•	Item 1 under the fourth paragraph of the Section entitled ‘‘Fairness; Substantive Fairness for Tendering Holders of Preferred Shares’’ is hereby amended as follows:

‘‘1.    Premium Over Recent Market Prices of Preferred Shares.    On July 19, 2007, the date on which the special committee made its determination to increase the offering price, it considered that the offering price of $22.50 net per share represents a 22.1% premium compared to the 30-day volume-weighted average price per share of $18.42 as of June 1, 2007, the last trading day prior to our announcement of the tender offer. The special committee also considered that the offering price represents a 28.1% premium compared to the closing price of $17.57 on June 1, 2007, the last trading day prior to our announcement of the tender offer. See ‘‘Price Range of Shares; Dividends’’ in the Offer to Purchase.’’

•	Item 3 under the first paragraph of the Section entitled ‘‘Fairness; Procedural Fairness’’ is hereby amended by as follows:

‘‘3.    The tender offer allows each holder of Preferred Shares the opportunity to sell the holder’s shares at a 28.1% premium over the closing price on June 1, 2007, the last trading day before we announced the tender offer, and without the usual transaction costs associated with open market sales.’’

•	The last paragraph in the Section entitled ‘‘Fairness; Summary of Financial Presentation; Comparable Transactions’’ is hereby amended by adding the following sentence immediately following the third sentence of such paragraph, which will read as follows:

‘‘After further reviewing and evaluating the information originally provided by FBR in its May 23, 2007 presentation, and considering the factors listed above under ‘‘Fairness’’, the special committee determined to increase the purchase price in the tender offer from $21.50 net per share to $22.50 net per share.’’

TERMS OF THE TENDER OFFER

•	The Section entitled ‘‘Procedure for Tendering Shares’’ is hereby amended and supplemented by inserting the following paragraph at the end of such Section:

‘‘Holders of Preferred Shares tendering their shares may continue to use (i) the Original Letter of Transmittal previously circulated with the Original Offer to Purchase or (ii) the Amended Letter of Transmittal circulated with this Supplement. Holders of Preferred Shares tendering their shares according to the guaranteed delivery procedures set forth in the Offer to Purchase may do so using (i) the notice of guaranteed delivery previously circulated with the Original Offer to Purchase or (ii) the Amended Notice of Guaranteed Delivery circulated with this Supplement.

Although the Original Letter of Transmittal and notice of guaranteed delivery previously circulated refer only to the Original Offer to Purchase (and an offer price of $21.50 per share), holders of Preferred Shares using such Original Letter of Transmittal and notice of guaranteed delivery to tender their shares will nevertheless be deemed to be tendering pursuant to the Offer to Purchase and will receive the offer price of $22.50 per share, net to the seller in cash, without interest and less required withholding taxes, for each Preferred Share validly tendered and not properly withdrawn and accepted for payment pursuant to the tender offer, subject to the terms and conditions of the Offer to Purchase.

Shares previously tendered pursuant to the Original Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the tender offer. Holders of Preferred Shares who have validly tendered and not withdrawn their Preferred Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $22.50 per share if the Preferred Shares are accepted for payment and paid for by Purchaser pursuant to the tender offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

If you have not already tendered your Preferred Shares, please disregard the materials that accompanied the Original Offer to Purchase previously delivered to you and use the materials accompanying this Supplement.’’

PRICE RANGE OF SHARES; DIVIDENDS

•	The first paragraph of the Section entitled ‘‘Market Information’’ is hereby amended and restated in its entirety as follows:

‘‘The Preferred Shares have been traded on the NASDAQ Global Market under the symbol ‘‘QNTAP’’ since they were issued on December 20, 2005. On June 1, 2007, the last trading day before we announced the tender offer, the closing price of the Preferred Shares on the NASDAQ Global Market was $17.57 per share. On July 18, 2007, the closing price of the Preferred Shares was $21.99 per share. The following table contains, for the periods indicated, the high and low sales prices per Preferred Shares:

•	The last row in the table contained in the Section entitled ‘‘Market Information’’ is hereby amended and restated in its entirety as follows:

‘‘Third Quarter (through July 18)	22.23	20.10

SOURCE AND AMOUNT OF FUNDS

•	The first sentence of the first paragraph is hereby amended and restated in its entirety to read as follows:

‘‘Assuming that Purchaser purchases all of the Preferred Shares in the tender offer, the total funding required by Purchaser to purchase such shares will be approximately $72,936,813 including fees and other expenses.’’

FEES AND EXPENSES

•	The last paragraph is hereby amended and restated in its entirety to read as follows:

‘‘Additional fees and expenses that we expect to incur and pay in connection with the tender offer, the proxy solicitation and the special general meeting include:

‘‘Legal Fees	$450,000
Printing	75,000
Filing Fee	2,162
Miscellaneous	10,000
Total	$537,162

FINANCIAL INFORMATION

•	The Section entitled ‘‘Pro Forma Information’’ is hereby amended and restated in its entirety to read as follows:

Pro Forma Information

The following unaudited pro forma condensed balance sheets of Quanta as of March 31, 2007 and unaudited pro forma condensed statements of operations for the year ended December 31, 2006 and the three months ended March 31, 2007 have been presented to give effect to the tender offer and the purchase of all of the Preferred Shares and their subsequent cancellation and have been adjusted for certain costs and expenses to be incurred as a result of the purchase and cancellation of the Preferred Shares pursuant to this Offer to Purchase and Proxy Statement. The pro forma condensed statements of operations are presented as if the tender offer had been completed on January 1, 2006. The summary unaudited pro forma financial information for the year ended December 31, 2006 and the three months ended March 31, 2007 should be read in conjunction with the summary historical consolidated financial information included in this document. The unaudited pro forma condensed statement of operations data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the tender offer been completed as of the dates indicated or that may be attained in the future.

The unaudited pro forma condensed consolidated financial information is derived from historical consolidated financial statements of Quanta and is incorporated by reference into this document. The pro forma financial information has been prepared in accordance with U.S. GAAP assuming the redemption and cancellation of the Preferred Shares has occurred on January 1, 2006 for statement of operations and balance sheet purposes.

Unaudited Pro Forma Condensed Statement of Operations

	Historical January 1, 2006 to December 31, 2006	Adjustment for tender of preferred shares(1)	Adjustment for preferred dividend and investment income(2)(3)	Pro forma January 1, 2006 to December 31, 2006
Revenues:
Net premiums earned	$225,299	$—	$—	$225,299
Technical services revenues	3,331	—	—	3,331
Net investment income	45,934	—	(3,647)	42,287
Net realized losses on investments	(15,945)	—	—	(15,945)
Net foreign exchange losses	(3,790)	—	—	(3,790)
Other income	3,654	—	—	3,654
Total revenues	258,483	—	(3,647)	254,836
Expenses:
Net losses and loss expenses	156,121	—	—	156,121
Acquisition expenses	42,540	—	—	42,540
General and administrative expenses	100,006	—	—	100,006
Interest expense	5,458	—	—	5,458
Depreciation of fixed assets and amortization and impairment of intangibles assets	4,999	—	—	4,999
Total expenses	309,124	—	—	309,124
Loss from continuing operations before income taxes	(50,641)	—	(3,647)	(54,288)
Income tax expense	14	—	—	14
Net loss from continuing operations	(50,655)	—	(3,647)	(54,302)
Discontinued operations:
Loss from operations of discontinued operations	(12,953)	—	—	(12,953)
Income on disposal of discontinued operations	704	—	—	704
Net loss from discontinued operations	(12,249)	—	—	(12,249)
Net loss	(62,904)	—	(3,647)	(66,551)
Net gain on tendered mandatorily redeemed preferred shares	—	2,061	—	2,061
Dividends on preferred shares	(1,916)	—	1,916	—
Net (loss) income to common shareholders	$(64,820)	$2,061	$(1,731)	$(64,490)

Unaudited Pro Forma Condensed Statement of Operations

	Historical January 1, 2006 to December 31, 2006	Adjustment for tender of preferred shares(1)	Adjustment for preferred dividend and investment income(2)(3)	Pro forma January 1, 2006 to December 31, 2006
Weighted average common share and common share equivalents outstanding basic and diluted	69,971,646			69,971,646
Loss from continuing operations per common share basic and diluted	$(0.75)			$(0.75)
Loss from discontinued operations per common share basic and diluted	$(0.19)			$(0.19)
Income from disposal of discontinued operations per common share basic and diluted	$0.01			$0.01
Net loss per common share basic and diluted	$(0.93)			$(0.93)

	Historical January 1, 2007 to March 31, 2007	Adjustment for tender of preferred shares(1)	Adjustment for investment income(3)	Pro forma January 1, 2007 to March 31, 2007
Revenues:
Net premiums earned	$25,637	$—	$—	$25,637
Technical services revenues	492	—	—	492
Net investment income	11,805	—	(912)	10,893
Net realized gains on investments	1,886	—	—	1,886
Net foreign exchange gains	264	—	—	264
Other income	1,051	—	—	1,051
Total revenues	41,135	—	(912)	40,223
Expenses:
Net losses and loss expenses	14,295	—	—	14,295
Acquisition expenses	5,199	—	—	5,199
General and administrative expenses	14,968	—	—	14,968
Interest expense	1,393	—	—	1,393
Depreciation of fixed assets and amortization and impairment of intangibles assets	677	—	—	677
Total expenses	36,532	—	—	36,532
Loss from continuing operations before income taxes	4,603	—	(912)	3,691
Income tax expense	(25)	—	—	(25)
Net income to common shareholders	$4,628	$—	$(912)	$3,716
Weighted average common share and common share equivalents outstanding basic and diluted	70,008,185			70,008,185
Income per common share basic and diluted	$0.06			$0.05

Unaudited Pro Forma Condensed Balance Sheet

	Historical as at March 31, 2007	Adjustment for tender of preferred shares(1)	Adjustment for preferred dividend investment income(2)(3)	Pro forma as at March 31, 2007
Assets
Investments at fair value (amortized cost: March 31, 2007, $745,155)
Trading investments	$740,315	$(72,937)	$(4,559)	$662,819
Total investments at fair value	740,315	(72,937)	(4,559)	662,819
Cash and cash equivalents	84,415	—	1,916	86,331
Restricted cash and cash equivalents	120,073	—	—	120,073
Accrued investment income	5,197	—	—	5,197
Premiums receivable	40,802	—	—	40,802
Funds withheld by cedants	22,681	—	—	22,681
Losses and loss adjustment expenses recoverable	176,058	—	—	176,058
Other accounts receivable	670	—	—	670
Net receivable for investments sold	166	—	—	166
Deferred acquisition costs, net	14,745	—	—	14,745
Deferred reinsurance premiums	29,426	—	—	29,426
Software, property and equipment, net of accumulated depreciation of $7,611	476	—	—	476
Goodwill and other intangible assets	7,175	—	—	7,175
Other assets	40,399	—	—	40,399
Total assets	$1,282,598	$(72,937)	$(2,643)	$1,207,018
Liabilities
Reserve for losses and loss expenses	$603,494	$—	$—	$603,494
Unearned premiums	104,122	—	—	104,122
Environmental liabilities assumed	2,892	—	—	2,892
Reinsurance balances payable	32,005	—	—	32,005
Accounts payable and accrued expenses	27,852	—	—	27,852
Deposit liabilities	37,784	—	—	37,784
Deferred income and other liabilities	4,711	—	—	4,711
Junior subordinated debentures	61,857	—	—	61,857
Total liabilities	874,717	—	—	874,717
Mandatorily redeemable preferred shares
($0.01 par value; 25,000,000 shares authorized; 3,130,525 issued and outstanding at March 31, 2007)	74,998	(74,998)	—	—
Shareholders’ equity
Common shares ($0.01 par value; 200,000,000 shares authorized; 70,008,185 at March 31, 2007)	700	—	—	700
Additional paid-in capital	582,623	—	—	582,623
Accumulated deficit	(249,181)	2,061	(2,643)	(249,763)
Accumulated other comprehensive loss	(1,259)	—	—	(1,259)
Total shareholders’ equity	332,883	2,061	(2,643)	332,301
Total liabilities, redeemable preferred shares and shareholders’ equity	$1,282,598	$(72,937)	$(2,643)	$1,207,018

(1)	The adjustment for tendered Preferred Shares assumes that the Preferred Shares were redeemed at a price of $22.50 per share. The calculation of the net gain on tendered Preferred Shares of $2,061,024, is calculated as the difference between the gross proceeds of $70,436,813 and the issued price of $78,263,125, less capitalized offering costs of $3,265,288 and estimated costs in connection with the tender offer of $2,500,000. This adjustment assumes the Preferred Shares would have been redeemed using funds from our investment portfolio.

(2)	On March 15, 2006 the company paid a dividend on the Preferred Shares of $1,915,568. This adjustment assumes this dividend would not have been paid.
(3)	Reflects adjustment for the investment income that otherwise would not have been recognized had the Preferred Shares been redeemed on January 1, 2006 and is calculated as the product of investments assumed to have been used on redemption and an investment yield of 5.0%. The assumed investment yield is equal to our historical investment yield for the year ended December 31, 2006 and for the three months ended March 31, 2007.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Preferred Shares and any other required documents should be sent or delivered by each shareholder or by the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below.

The Depositary for the Offer is:

The Bank of New York

For Information Call:
(800) 507-9357

By Mail: The Bank of New York Reorganization Services Quanta Capital Holdings Ltd. P.O. Box 11248 New York, NY 10286-1248	By Facsimile Transmission: (For Eligible Institutions Only) (212) 815-6433 To Confirm Facsimile Transmissions: (212) 815-6212 (For Confirmation Only)	By Hand or Overnight Courier: The Bank of New York Reorganization Services 101 Barclay Street Receive and Deliver Window Street Level New York, NY 10286

Questions or requests for assistance may be directed to the information agent at its address and telephone numbers, or the dealer-manager at its telephone number, in each case, as set forth below. Requests for additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal and the notice of guaranteed delivery may be directed to Georgeson Inc., the information agent, and copies will be furnished promptly at Purchaser’s expense. Holders of Preferred Shares may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the tender offer and the proxy solicitation.

The Information Agent and Co-Solicitation Agent for the Offer is:

Georgeson Inc.
17 State Street, 10th Floor,
New York,
NY 10004
(888) 605-7527

The Dealer-Manager and Co-Solicitation Agent for the Offer is:

Friedman, Billings, Ramsey & Co., Inc.

703-875-1499
866-779-4943 (toll free)